UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.   )*


                         Merge Technologies Incorporated
_______________________________________________________________________________
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 per share
_______________________________________________________________________________
                         (Title of Class of Securities)

                                  589981 10 9
_______________________________________________________________________________
                                 (CUSIP Number)

                                    12/26/00
_______________________________________________________________________________
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

CUSIP No. 589981 10 9
_______________________________________________________________________________

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Harvey L. Poppel and Lee Poppel
_______________________________________________________________________________

2.   Check the Appropriate Box If a Member of a Group
     (a)  [X]
     (b)  [_]
_______________________________________________________________________________

3.   SEC Use Only
_______________________________________________________________________________

4.   Citizenship or Place of Organization U.S.A.
_______________________________________________________________________________

               5.   Sole Voting Power         Mr. Harvey L. Poppel	994,454
					      Mrs. Lee Poppel		 11,300
Number of      ________________________________________________________________
Shares
Beneficially   6.   Shared Voting Power             			 80,300
Owned          ________________________________________________________________
by Each
Reporting      7.   Sole Dispositive Power    Mr. Harvey L. Poppel	994,454
					      Mrs. Lee Poppel	         11,300
Person With    ________________________________________________________________

               8.   Shared Dispositive Power        			 80,300
_______________________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
					(1)	Mr. Harvey L. Poppel  1,074,754
					(2)	Mrs. Lee Poppel		 91,600
_______________________________________________________________________________

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
_______________________________________________________________________________

11.  Percent of Class Represented by Amount in Row (9)     16%
_______________________________________________________________________________

12.  Type of Reporting Person                      IN
_______________________________________________________________________________
	(1)  Includes 80,300 shares held jointly with Mrs. Lee Poppel
	(2)  Includes 80,300 shares held jointly with Mr. Harvey Poppel

Item 1(a).  Name of Issuer:

            Merge Technologies Incorporated

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1126 South 70th Street
            Suite S 107B
            Milwaukee, Wisconsin 53214-3151

Item 2(a).  Name of Person Filing:

            Harvey L. Poppel

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            1391 Sixth Street
	    Sarasota, FL  34236

Item 2(c).  Citizenship:

            U.S.A.

Item 2(d).  Title of Class of Securities:

            Common Stock, Par Value $0.01 per share

Item 2(e).  CUSIP Number:

            589981 10 9

Item 3. If this statement is filed pursuant to section 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  [ ]  Broker or dealer registered under section 15 of the Act

     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act

     (c)  [ ]  Insurance company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940

     (e)  [ ]  An investment adviser in accordance with section 240.13d-1(b)
               (1)(ii)(E)

     (f)  [ ]  An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F)

     (g)  [ ]  A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G)

     (h) [ ] A savings associations as defined in section 3(b) of the Federal Deposit Insurance Act

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

     (j)  [ ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

Item 4.  Ownership

      (a) Amount Beneficially Owned:

          Mr. Harvey Poppel	1,074,754 (1)
	  Mrs. Lee Poppel	   91,600 (2)

		(1) Includes 80,300 shares held jointly with Mrs. Lee Poppel
		(2) Includes 80,300 shares held jointly with Mr. Harvey Poppel

      (b) Percent of Class:

          16%

      (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
				Mr. Harvey L. Poppel		994,454
				Mrs. Lee Poppel			 11,300

          (ii)  Shared power to vote or to direct the vote       80,300

          (iii) Sole power to dispose or to direct the disposition of
				Mr. Harvey L. Poppel		994,454
				Mrs. Lee Poppel			 11,300

          (iv)  Shared power to dispose or to direct the disposition of
                                                                 80,300


Item 5.  Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

         Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable


Item 8.  Identification and Classification of Members of the Group

         Not Applicable


Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   2/13/01
                                    ---------------------------------------
                                                     Date


                                     /s/ --------------------------------
                                    ---------------------------------------
                                                   Signature


				     /s/ --------------------------------
                                    ---------------------------------------
                                                   Signature

                            Exhibit to Schedule 13G
                                Harvey L. Poppel
                                   Lee Poppel

                              JOINT FILING AGREEMENT

Harvey L. Poppel and Lee Poppel hereby agree that the Schedule 13G to which this statement is attached is filed on behalf of each of them and that any amendments to this Schedule 13G may be filed on behalf of each of them.


    				      /s/ --------------------------------
                                    ---------------------------------------
                                                   Signature


				     /s/ --------------------------------
                                    ---------------------------------------
                                                   Signature